Exhibit 99.1

Anchor Gaming
815 Pilot Road
Suite G
Las Vegas, NV  89119


May 7, 1999



Mr. Alan A. Rassaby
Powerhouse Technologies, Inc.
115 Perimeter Place, Suite 911
Atlanta, Georgia 30346

VIA FACSIMILE, ORIGINAL TO FOLLOW

Dear Alan:

This letter will set forth our agreement as follows:

o You agree that notwithstanding any provision of the Agreement and Plan of Merger dated March 9, 1999 between you and the undersigned, as amended, or any agreements executed by Anchor Gaming in connection with the Agreement and Plan of Merger (including, without limitation, any confidentiality or similar agreement), Anchor Gaming and its affiliates will be permitted to acquire less than 5% of the outstanding common stock of Powerhouse Technologies, Inc. prior to the closing of the Merger Agreement.

o Anchor Gaming understands that it will be subject to state and federal securities laws regarding purchases and sales of securities while in possession of material non-public information with respect to any such acquisition. It will inform its affiliates of such obligations as well.

o Anchor Gaming agrees, and agrees to cause each affiliate of Anchor Gaming that acquires any such common stock pursuant to this letter agreement to vote any such shares consistent with the recommendation of the Board of Directors of Powerhouse from time to time, and to dispose of or hold any such shares in connection with any Third Party Acquisition involving Powerhouse consistent with the recommendations of the Board of Directors of Powerhouse, and if Anchor Gaming beneficially owns any shares of common stock of Powerhouse Technologies, Inc. acquired under the terms of this letter agreement at the time that any transaction involving a Superior Proposal (as defined in the Agreement and Plan of Merger) is consummated, then Anchor Gaming agrees to dispose of such shares at the closing of such transaction as recommended by the Board of Directors of Powerhouse Technologies, Inc.

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Powerhouse Technologies, Inc.
May 7, 1999
Page 2


o Anchor Gaming agrees, and agrees to cause each affiliate of Anchor Gaming, to refrain from purchasing any such common stock until two (2) business days following the filing by Powerhouse Technologies, Inc. of a Current Report on Form 8-K announcing the subject matter of this letter.

Please sign and return the additional copy of this letter if it accurately reflects our agreement.

/s/ Geoffrey A. Sage

Geoffrey A. Sage, CPA
Chief Financial Officer



AGREED AND ACCEPTED

POWERHOUSE TECHNOLOGIES, INC.


By:   /s/ Alan A. Rassaby

Its:  Sr. VP Legal and Administration

Date: May 13, 1999

cc:  Hughes & Luce L.L.P.
     Rogers & Hardin L.L.P.

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